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                               ALLIANCEBERNSTEIN
                                  INVESTMENTS

                              THE SPAIN FUND, INC.

                           1345 Avenue of the Americas
                            New York, New York 10105


                                 REMINDER NOTICE
                         ANNUAL MEETING OF STOCKHOLDERS


                                                        October 15, 2009

To the Stockholders of The Spain Fund, Inc.:

We have previously sent you proxy materials relating to the Annual Meeting of Stockholders (the "Meeting") of The Spain Fund, Inc. (the "Fund") that is scheduled to be held on November 9, 2009. As of October 15, 2009, we have not yet received your vote.

In order to save any additional costs of further proxy solicitation and to allow the Meeting to be held as scheduled, please vote your shares promptly. We have enclosed an additional proxy card. Please indicate your voting instructions on the enclosed proxy card, sign and date it, and return it in the envelope provided. You may also submit your voting instructions by telephone or internet as described on the enclosed proxy card.

The Meeting is being held for the following purposes, all of which are more fully described in the Proxy Statement dated September 22, 2009:

     1. To elect three Directors of the Fund for specified terms, each such Director to hold office until his successor is duly elected and qualifies;

     2. To approve a proposed change in the Fund's fundamental investment objective and to reclassify the Fund's proposed investment objective as non-fundamental;

     3. To approve proposed amendments to, or elimination of, certain of the Fund's fundamental investment restrictions; and

     4. To transact such other business as may properly come before the Meeting.


Thank you for your continued support.

Sincerely,


Robert M. Keith
President